Exhibit 99.1

Contact:	Garry O. Ridge
Phone:	619-275-9324

WD-40 COMPANY REPORTS SECOND QUARTER SALES AND EARNINGS

SAN DIEGO, April 6, 2011/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2011 of $79.2 million, a decrease of 2% from the second quarter last fiscal year. Year-to-date net sales were $160.1 million, up 1% from the same period last fiscal year.

Net income for the second quarter was $9.1 million, a decrease of 15% compared to the prior year fiscal quarter. Year-to-date net income was $18.2 million, a decrease of 9% from the prior fiscal year.

Summary

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Second quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS™ brands, were $65.4 million, flat as compared to the same quarter last year, and $132.0 million year-to-date, up 4% from the prior fiscal year. Homecare and cleaning products sales, which include all other brands, were $13.8 million for the second quarter, down 8%, and were $28.2 million year-to-date, down 12%, both as compared to the prior fiscal year periods.

•

Americas segment second quarter sales were $38.1 million, down 14% compared to the second quarter last fiscal year and were $77.3 million year-to-date, down 12% compared to the last fiscal year. Europe segment sales in the second quarter were $31.8 million, up 11% and were $62.5 million year-to-date, up 12% compared to last fiscal year. Asia-Pacific segment sales were $9.4 million in the second quarter, up 22% and were $20.3 million year-to-date, up 40% compared to last fiscal year.

•

Diluted earnings per share were $0.53 in the second quarter, compared to $0.64 per share for the same quarter last fiscal year. Through six months, diluted earnings per share were $1.06 compared to $1.20 in the same period last fiscal year.

“We continue to invest in our four core strategic initiatives, which are to expand into growth markets, to bring innovation into existing markets, to develop our business through acquisitions and strategic partnerships and to take advantage of new marketing strategies to leverage our loyal end-users’ affinity for our brands.” said Garry O. Ridge, WD-40 Company president and chief executive officer. “This focus continues to pay off as we plan for the future.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 48% for both the second quarter and year-to-date; for Europe, 40% for the second quarter and 39% year-to-date; and, for Asia-Pacific, 12% for the second quarter and 13% year-to-date.

“Our focus on global expansion continues to be a driving force for sales and profit growth, and we had sales growth of 11% outside the U.S. in the second quarter as compared to the same period last fiscal year while continuing to build our core business,” Ridge said. “In the U.S., we saw some declines due to lost distribution, a lower level of replenishment orders and the timing of promotional activities with certain key customers.”

Foreign currency exchange rates negatively affected net sales by $0.4 million for the second quarter and $0.9 million year-to-date as compared to the prior fiscal year periods.

Gross margin was 51.8% in the second quarter compared to 52.4% in the same quarter last fiscal year. Year-to-date, gross margin was 51.4%, compared to 51.9% in the same period last fiscal year.

“We continue to see challenges in terms of rising prices for many of our major input costs, and we will continue to work hard to manage them,” Ridge said. “We do anticipate that price increases in the second half of the current fiscal year will offset the flow through of some of those costs.”

Advertising and sales promotion expenses were flat for the second quarter compared to the same period last fiscal year and were up 8% year-to-date compared to last fiscal year.

“With respect to the multi-purpose maintenance products strategic initiative, we are now celebrating our first anniversary of the launch of the Blue Works product line. Blue Works sales increased 32% in the U.S. in the second quarter,” Ridge said. “In addition to our launch earlier this year in the U.K., we plan to launch Blue Works in Canada later this calendar year, and we are testing the brand in one Latin American country as well.”

Selling, general and administrative expenses were up 8% in the second quarter to $21.6 million and were up 9% year-to-date to $43.3 million as compared to the same periods last fiscal year.

“We are also focused on our acquisitions and joint ventures strategic initiative, and we continue to look for targeted acquisitions that fit with our strategy but have yet to find such an acquisition at the right price,” Ridge added.

“Finally, we are excited about our progress in the development of the new WD-40 Specialist™ line, which will feature a new line of products created out of our fourth strategic initiative, the exploration of the WD-40 brand,” Ridge said. “This product line will feature a portfolio of specialty problem solving products aimed at the trade and doer enthusiasts, and we will continue to do research on what appeals to our end users and use this research and learning to develop products that have “staying power” in the market to grow the overall category.”

This specialty line will feature several new products and will be launched in both the U.S. and U.K. by the end of this fiscal year, and WD-40 Company expects phase one of the product line to be completed during fiscal year 2012. WD-40 Company will continually assess and update this product portfolio to reflect an offering that provides solutions for end-users and consumers.

Dividend and Share Buy-back Authorization

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 22, 2011 the regular quarterly dividend of $0.27 per share, payable April 29, 2011 to shareholders of record on April 15, 2011.

On April 4, 2011, WD-40 Company’s board of directors authorized an increase in the existing share buy-back plan of $25.0 million (of which $9.6 million has been utilized) to a total of $60.0 million of its outstanding shares and to extend the expiration date of the plan to April 4, 2013.

Updated Fiscal Year 2011 Guidance

WD-40 Company now expects fiscal year 2011 net sales of $335.0 million to $350.0 million. The Company expects net income of $37.5 million to $39.5 million and diluted earnings per share of $2.23 to $2.35 for fiscal year 2011 based on an estimated 16.8 million weighted average shares outstanding. The Company expects advertising and promotion expenses to be within its historical range of 6.5% to 8.0% of net sales.

More detailed information will be in WD-40 Company’s Form 10-Q which will be filed on April 7, 2011.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets three multi-purpose maintenance product brands - WD-40®, 3-IN-ONE® and BLUE WORKS™ - and eight homecare and cleaning product brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in more than 160 countries worldwide and recorded sales of $322 million in fiscal year 2010. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, inventory levels of our customers, promotional timing, the introduction of new products and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Net sales	$79,206	$80,553	$160,133	$158,274
Cost of products sold	38,160	38,320	77,865	76,128

Gross profit	41,046	42,233	82,268	82,146

Operating expenses:
Selling, general and administrative	21,629	20,082	43,278	39,883
Advertising and sales promotion	5,375	5,354	11,444	10,552
Amortization of definite-lived intangible assets	181	185	363	370

Total operating expenses	27,185	25,621	55,085	50,805

Income from operations	13,861	16,612	27,183	31,341

Other income (expense):
Interest income	53	40	108	75
Interest expense	(219)	(401)	(541)	(925)
Other (expense) income, net	(119)	(36)	78	78

Income before income taxes	13,576	16,215	26,828	30,569
Provision for income taxes	4,468	5,538	8,641	10,479

Net income	$9,108	$10,677	$18,187	$20,090

Earnings per common share:
Basic	$0.53	$0.64	$1.07	$1.21

Diluted	$0.53	$0.64	$1.06	$1.20

Shares used in per share calculations:
Basic	16,994	16,585	16,895	16,570

Diluted	17,172	16,688	17,081	16,670

Dividends declared per common share	$0.27	$0.25	$0.54	$0.50

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	February 28, 2011	August 31, 2010
Assets
Current assets:
Cash and cash equivalents	$67,525	$75,928
Trade accounts receivable, less allowance for doubtful accounts of $340 and $299 at February 28, 2011 and August 31, 2010, respectively	56,004	47,846
Product held at contract packagers	1,855	1,536
Inventories	18,208	13,037
Current deferred tax assets, net	4,775	4,747
Other current assets	3,694	7,314

Total current assets	152,061	150,408

Property, plant and equipment, net	9,203	9,322
Goodwill	95,394	95,235
Other intangible assets, net	31,055	31,272
Other assets	2,866	2,871

Total assets	$290,579	$289,108

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,609	$18,943
Accrued liabilities	16,183	14,382
Current portion of long-term debt	10,715	10,714
Accrued payroll and related expenses	5,010	14,265
Income taxes payable	2,324	1,516

Total current liabilities	54,841	59,820

Long-term debt	—	10,715
Long-term deferred tax liabilities, net	18,688	17,414
Deferred employee benefits and other long-term liabilities	4,692	4,635

Total liabilities	78,221	92,584

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 18,671,605 and 18,251,142 shares issued at February 28, 2011 and August 31, 2010, respectively; and 16,864,607 and 16,687,644 shares outstanding at February 28, 2011 and August 31, 2010, respectively	19	18
Additional paid-in capital	106,591	93,101
Retained earnings	166,833	157,805
Accumulated other comprehensive loss	(1,467)	(4,334)
Common stock held in treasury, at cost — 1,806,998 and 1,563,498 shares at February 28, 2011 and August 31, 2010, respectively	(59,618)	(50,066)

Total shareholders’ equity	212,358	196,524

Total liabilities and shareholders’ equity	$290,579	$289,108

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Six Months Ended February 28,
	2011	2010
Operating activities:
Net income	$18,187	$20,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,844	2,186
Net losses (gains) on sales and disposals of property and equipment	95	(21)
Deferred income taxes	244	871
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	(706)	(110)
Stock-based compensation	1,904	1,641
Unrealized foreign currency exchange gains, net	(164)	(137)
Provision for bad debts	31	—
Changes in assets and liabilities:
Trade accounts receivable	(7,136)	(8,169)
Product held at contract packagers	(302)	40
Inventories	(4,880)	757
Other assets	3,580	433
Accounts payable and accrued expenses and liabilities	(7,249)	5,551
Income taxes payable	2,468	258
Deferred employee benefits and other long-term liabilities	43	33

Net cash provided by operating activities	7,959	23,423

Investing activities:
Capital expenditures	(1,286)	(760)
Proceeds from sales of property and equipment	100	62

Net cash used in investing activities	(1,186)	(698)

Financing activities:
Repayments of long-term debt	(10,714)	(10,714)
Dividends paid	(9,159)	(8,310)
Proceeds from issuance of common stock	11,531	896
Treasury stock purchases	(9,552)	—
Excess tax benefits from exercises of stock options and conversions of restricted stock units to common shares	706	110

Net cash used in financing activities	(17,188)	(18,018)

Effect of exchange rate changes on cash and cash equivalents	2,012	(1,714)

Net (decrease) increase in cash and cash equivalents	(8,403)	2,993
Cash and cash equivalents at beginning of period	75,928	45,956

Cash and cash equivalents at end of period	$67,525	$48,949